                            MEMORANDUM OF AGREEMENT

     Agreement made the llth day of September, 1995, between Local 333, United Marine Division, International Longshoremen's Association, AFL-CIO ("Local 333") and Moran Towing & Transportation Co., Inc, ("Moran") (collectively referred to as "the parties"),

     WHEREAS, in April, 1995, Local 333 and Moran reached an agreement in principle resolving their outstanding contractual and unfair labor practice disputes;

     WHEREAS, because the National Labor Relations Board did not complete its review of the settlement of the pending unfair labor practice proceedings until August, 1995, the parties agreement in principle was not fully embodied in a Settlement Agreement and Memorandum of Agreement ("the August MOA") and was not submitted for membership ratification until later in August, 1995;

     WHEREAS, the August MOA was not ratified in part because of the delay in finalizing and submitting it to ratification thereby delaying the implementation dates of the various economic improvements, which were to be effective upon ratification;

     WHEREAS, thereafter the parties met to negotiate modifications in the August MOA designed to address its diminished economic value as a result of the unforeseen delay in the ratification vote, as referred to above, as well as to consider other adjustments;

     WHEREAS, the parties are desirous of reaching mutually acceptable modifications and having negotiated hard in that effort;

     NOW, THEREFORE the undersigned parties have reached a new agreement for submission to ratification on the following terms:

     1. Except as modified below, the terms and conditions of the August MOA (inclusive of any side letters) are reaffirmed, adopted and incorporated herein by reference for a three year term beginning on the date of ratification.

     2. The wage scales shall be modified to provide that the daily rate scales that were to be effective in year two under the August MOA will be effective upon ratification of this agreement. The 4% increase in daily rate scales shall be effective on January 1, 1997. By way of example, the daily rate for New York Port Area will be increased as follows:

                              Upon Ratification       1/1/97
     Captains            $ 283.50 ($270   +   5%)      +4%

     Mates/Engineers     $ 246.75 ($235   +   5%)      +4%

     Asst Engineers      $ 194.25 ($185   +   5%)      +4%

     A/B Deckhand        $ 152.25 ($145   +   5%)      +4%

     OIS Deckhand        $ 147.00 ($140   +   5%)      +4%

The other wage scales (e.g., those applicable to barge and tanker crews and to voyages outside the New York Port Area) shall be adjusted in the same manner.

     3. Moran shall convert its existing pension plan for marine employees to a defined contribution plan that allows voluntary employee contributions (commonly and hereinafter referred to as a "401(k) plan").

     (a) Moran shall contribute to the pension plan the sum of $1, 000 on account of each eligible employee for the calendar year 1995.
Said
          contribution by Moran shall be made within 30 days after
December       31, 1995.  Immediately after the 1995 pension plan
contribution is          made, Moran shall convert the pension plan to a
401(k) plan.  To         the extent permitted by law, the accrued balance
for each individual           in the pension plan shall be rolled over
into the 401(k) plan.

     (b) Moran shall contribute to the 401(k) plan the sum of $1,000 on account of each eligible employee for the calendar year
1996.  Said         contribution by Moran shall be made within 30 days
after December           31, 1996.

     (c)  Moran shall contribute to the 401(k) plan a sum equal to 4% of
the       gross wages, as reported on form W-2, of each eligible employee for the calendar year 1997.  Said contribution by Moran
shall be       made within 30 days after December 31, 1997.

     (d)  Moran shall contribute to the 401(k) plan a sum equal to (1) 4%
of the gross wages, as reported on form W-2, for the calendar year 1998 plus (2) an amount equal to 25% of the first $1,000 of voluntary contributions made to the 401(k) plan by each eligible employee during the calendar year 1998. Said contribution by
               Moran shall be made within 30 days after December 31, 1998.

     (e) Eligible employees of Moran shall be permitted to make voluntary contributions to the 401(k) plan to the extent permitted by law. The vesting and eligibility requirements, as well as any
allocation          of administrative expense, under the 401 (k) plan
shall be no less         favorable to the participants than now exists
under the existing       pension plan.  Moran shall consult with and keep
Local 333                     informed concerning the development and
implementation of the              401(k) plan.

     (f)  The last two sentences of the first paragraph of Article 1,
Section        15b of the August MOA shall continue to apply to the 401(k)
plan.

     4. Stony Point shall be substituted for Albany in the description of the geographical area in Article IV Section 2.c. of the August MOA.

     5. Moran shall confirm in a letter addressed to Local 333 "that during the life of this agreement, Moran will continue to pay, as is its practice, all its eligible captains a year end vacation allowance of up to 14 days pay at the rate then in effect. Eligibility will be determined in the same manner currently employed by Moran."

      6. Moran will consider former Moran cooks for hire as deckhands where vacancies exist provided that they are fully able to perform the required tasks. Moran will be obligated to hire no more than 3 such cooks.

      7. This agreement shall be subject to ratification of the Local 333 membership and shall become effective the day after it is ratified.

IN WITNESS WHEREOF, this agreement has been duly executed by the parties hereto.

MORAN TOWING &                     LOCAL 333, UNITED MARINE
TRANSPORTATION CO., INC.           DIVISION, ILA, AFL-CIO



BY___________________________      BY:
 MALCOLM W. MACLEOD, PRESIDENT     ALBERT M. CORNETTE, PRESIDENT

                            MEMORANDUM OF AGREEMENT

          Moran Towing & Transportation Co., Inc. ("Moran" or "Employer") and Local 333, United Marine Division, I.L.A. AFL-CIO ("Union") hereby agree to the following changes to the parties' expired collective bargaining agreement.

AGREEMENTS OF GENERAL APPLICATION

          (1) Delete the grant of bargaining rights to the "Association" and all references to the "Marine Towing and Employers' Association" and modify all language which refers to Association-related items.

          (2)  Change "Employers" to "Employer" throughout the Agreement.

          (3) Change the word "vessel" to "tugboat" throughout the Agreement unless otherwise agreed.

          (4) Delete all provisions relating to self-propelled oil tankers, self -propelled lighters, and steam tugboats. Should Moran acquire such vessels and operate such vessels within the geographical area covered by this agreement, it recognizes Local 333 as the representative of its crew members and will negotiate terms and conditions of employment. Barges are covered by the barge agreement.

          (5) Delete "Cooks" from the contract.

INTRODUCTORY PROVISIONS

          (1)  Change the first paragraph to the following:

               Agreement made, effective as of September 26, 1995, by and between Moran Towing & Transportation Co., Inc. ("Employer") and
Local 333, I.L.A., AFL-CIO ("Union") in its own behalf and on behalf of all licensed and unlicensed personnel employed on the Employer's tugboats, including Captains.

               (2)  Delete first WHEREAS paragraph.



                         ARTICLE I. GENERAL PROVISIONS

          Section 1.     Application of Agreement

          Delete reference to self-propelled lighters. In subsection (e), delete all references to the "special panel" or "special committee" and any procedures relating thereto, and substitute language providing for direct referral to an AAA-designated Arbitrator after the Parties continue to disagree as per the fourth paragraph at page 4 of the expired contract.


          For purposes of Article I, Section 42, and Article IV, Section 1, the term "New York Port area", shall have the same meaning as the term "Port of New York and Vicinity" as defined in Article I, Section 1 (a) (1) , of this Agreement, except that the term "New York Port area" shall not extend to work or ports on the Great Lakes; and it is further understood that the term "New York Port area" shall not extend to an uninterrupted run to or from a point south of the north end of Cape May, New Jersey, including Norfolk, Baltimore and Philadelphia, which run is considered to be a coastwise run.

          The Employer can subcontract, hire or charter vessels provided:

     a) All Employer tugs are working, are laid up for repairs or are not suitable for the work (i.e., such matters as size and/or horsepower); and

     b) The Employer is not required to break out a tug unless there is a day's (12 hours) scheduled work for the tug and unless this scheduled work is known the day before.

     Section 2.     Contract Signatures

     Delete section.

     Section 3.     Hiring Employees

     Delete reference to "Steward's Department. "Add language providing for a probationary period for new Employees of two complete tours but not less than 28 work days. In the event the Employer discharges a probationary employee, the Union shall have the right to discuss the matter; however, if the parties disagree regarding the discharge, the Employer's decision will become final and not subject to arbitration.

     Section 4.      Non-Discrimination

     Add "age or disability" only.


     Section 5.      Union Shop

     Change dates, delete words "in good standing" and delete last sentence of first paragraph and substitute the following: "Thereafter, the Employer shall advise the Union of the names of all employees who are newly hired or whose employment has terminated."

     Section 6.     Suspension or Discharge

     Continue unchanged.

     Section 7.     Employee Sublect to Orders of Employer's Appointee..

     Continue unchanged.

     Section 8.     Stoppage of Work

     Continue unchanged.


     Section 9.     Lockouts

     Modify by substituting the following sentence for the first sentence of
Section 9:

     The Employer agrees that during the life of this Agreement, there shall be no lockout of the Employees and, upon violation of this
provision by the    Employer, this Agreement may be terminated by the
Union.


     Section 10.     Seniority

     Paragraph a. and b. shall be amended to provide as follows:

          a.   Seniority by Classification-Seniority by classification
shall               be controlling in layoffs where fitness and ability
are
               relatively equal.

          An Employee shall be credited with seniority within each classification in which he has worked during his last unbroken period of service with the Employer. The amount of seniority credit in each such classification shall be computed from the date of his first employment in each such classification during his last unbroken-period of service. Service with Moran shall not be considered broken for employees who went on strike on February 16, 1988 and returned to work as of the effective date of this Agreement or in response to an offer of reinstatement pursuant to the Settlement Agreement between Moran and the Union dated February 8, 1996. However, returning strikers shall not accrue seniority for the period in which they were not employed.



If, however, an employee is promoted from one classification to a higher classification but fails within one year from the date of his promotion to make good in the higher job, he may return to the classification from which he was promoted without loss of seniority but, in such case, he will not retain seniority in the higher classification for the period that he worked in that classification. The decision by either the Employee or by the Employer on the competency of the Employee in the higher
classification must be made not later than one (1)     year from the time
of the promotion.

          b. When an Employee transfers or is promoted from one classification to another (and continues in unbroken service with the Employer), in the event such Employee is scheduled to be laid off in his classification he shall be entitled to replace the least senior employee in his prior classification if his seniority in such classification exceeds that of the employee to be replaced.

          c. Modify to add: Employer may require physicals of bargaining unit employees, not more frequently than annually, by licensed physicians mutually agreed to by Employer and the Union. Employer may also require random drug/alcohol testing as required by Coast Guard regulations or in accord with Employer's past practice. The Company may factor into its determination of relative fitness and ability the results of such Company administered physicals and drug
     and            alcohol tests obtained within the twelve (12) months
     prior to the layoff, in accord with Employer's past practice or as
     required by Coast Guard            regulations.


               Paragraphs d.    through g.

     Continue unchanged except modify the second sentence in paragraph g(l) as follows:

     The Employees of that vessel shall receive Health Insurance coverage
while     standing-by.

     In paragraph g(2) after the words "he is to stand-by on call", delete the rest of this paragraph and substitute the following:

     may exercise his rights of seniority after 21 calendar days.  These
          Employees shall receive Health Insurance coverage while standing-by.

     Delete the second paragraph of g(2).  Delete paragraph g(5).

          Subsection h.     Rehiring by Seniority

     Continue unchanged.

          Subsection i.      Seniority Review

     Delete references to "Quick Settlement Committee" and "Review Board."

          Subsection j.

     Delete.

          Section 11.     Laws, Rules and Regulations


     Continue unchanged except delete references to the "Adjustment Committee" and substitute "the parties".

          Section 12.      Existing Wages and New Personnel

          Delete, and substitute the following: Employer shall not reduce the wage rates of covered employees who are paid at wage rate in excess of the daily wage rates set forth in Article IV, Section 1.

          Section 13.      Explosives Clause

          Delete.


          Section 14.      Sanitation Towing Crew Change

          Delete.


          Section 15.      Insurance and Pension

               a.   Insurance

          Delete the entire section and substitute the Employer Plan currently in place for vessel employees and currently administered by the Employer. A copy of the insurance plan is attached hereto, as Attachment
A. Bargaining unit employees shall pay any adjustment in premiums during the life of the Agreement as may be required of all other participants in that Plan, provided, however, that Employer shall not require bargaining unit employees to increase their contribution by more than $100 for individual coverage and $200 for family coverage in each of the second and third years of the agreement. There shall be no waiting period for former Moran employees who return pursuant to the settlement agreement.

               b.   Pension

     Delete the entire section and substitute the Employer

Plan currently in place for vessel employees. A copy of the summary plan description is attached hereto, as Attachment B. Former Moran employees reinstated pursuant to the settlement agreement shall be eligible for pension coverage without a waiting period.

Eligible Employees who are no longer employed by the Employer on December 31 will be sent the contribution check directly by the Employer.


     Employer contributions shall not be reduced during the first year of the agreement.

In the event the Employer thereafter reduces or eliminates contributions under the Plan, then the Union shall be entitled to a reopener to negotiate for the same contributions previously made, and in the event the parties fail to agree, the issue shall be decided through interest arbitration.


          Section 16.     Compensation for Loss of Effects

          Continue unchanged.


          Section 17.     Watching

          Delete current provision and substitute the following: When ordered to watch a vessel, a crew member shall receive a day's pay for a 24 hour watch. In the event multiple tugs are tied up in the same facility the Employer may assign two men to watch three tugs.


          Section 18.     Riding Barges

          Delete.


          Section 19.     Shoveling Grain (Barges)

          Delete.


          Section 20.     Pyramiding Overtime

          Delete.


          Section 21.     Holidays

          Modify to provide for five holidays to be paid at an additional day's pay for each Employee who works on the holiday. The five holidays shall be New Year's Day, Memorial Day, July 4th, Thanksgiving and
Christmas Day.

          Delete second and third and fourth paragraphs, add following for fourth paragraph:

          "If a holiday falls on a Saturday and a vessel is not working that day, then the holiday, as to that vessel, shall be celebrated the previous Friday. If a holiday falls on a Sunday and a vessel is not working that day, then the holiday, as to that vessel, shall be celebrated the following Monday. If, however, the vessel is working on a holiday falling on Saturday or Sunday, the holiday shall be celebrated on that day."

          Section 22.  Vacations

          Delete.


          Section 23.      Benefits Schedule

          Delete.


          Section 24.      Maintenance and Cure

          Continue unchanged.

          Section 25.      Fitness for Duty

          Continue unchanged.

          Section 26.      Linens and Towels

          Continue unchanged.

          Section 27.      Telephone Calls

          Continue unchanged.

          Section 28.      Yard Time

          Change "regular rate of pay" to "day rate", change allowance to $8.50 in year one; $9.00 in year 2; $9.50 in year 3."

          Section 29.      Interdepartmental Work

          Delete.

          Section 30.      Licensed Officer Painting Etc.

          Delete and replace with the following:

          Licensed officers shall be required to soogee, chip or paint the vessel or perform other maintenance work only while the tug is not under way and only after they have had six hours of unbroken rest immediately preceding such work, and in no event on Saturdays, Sundays, or holidays.

          Section 31.      Maintenance and Cleaning

          Delete and replace with the following:

          Painting, maintenance - Employees shall be required to soogee, chip or paint the vessel or perform other maintenance work (other than cleaning) only between the hours of 8:00 A.M. to 5:00 P.M. during weekdays, and in the case of unlicensed employees from 10:00 A.M. to 2:00 P.M. on Saturdays. Such work shall not be required on Sundays or holidays. Chipping shall be performed only during the hours of 12 Noon to 5:00 P.M.

          Sanitary Work - Such as cleaning quarters, toilets and washrooms, shall be done on Saturdays between 8:00 A.M. and
noon, and           between 8:00 A.M. and 10:00 A.M. on Sundays and
Holidays.  On all        other days of the week sanitary work shall be
done between 6:00 A.M. and         8:00 A.M.

          Section 32.      Handling Lines

          Delete.

          Section 33.      Docking and Undocking Ships

          In docking and undocking ships, if a deck hand off watch is required to handle ship's, lines, such deck hand shall be paid $48 for all such work with respect to the ship. In such event, time worked handling lines shall not be included in calculating overtime.

          Section 34.      Refrigerators

          Continue unchanged.

          Section 35.      Readying Diesel

          Delete.

          Section 36.      Grub Checks

          Continue unchanged.

          Section 37.      Shopping for Grub

          Change "cook" to "the crew designated by the Captain."
otherwise, the
paragraph is unchanged.

          Section 38.      Area Pilotage

          Delete.

          Section 39.      Cook's Overtime and Premium

          Delete.

          Section 40.      Bidding for Jobs

          Continue unchanged.

          Section 41.      Mailed Paychecks

          Continue unchanged.

          Section 42.      Overtime

          Delete and replace with the following:

     For work in the New York Port area and with respect to coastwise
towing    of oil barges and Blue Circle Cement barges onlv.

     The regular work day shall be twelve (12) hours. If an employee works more than one (1) hour off watch or is broken-out off watch three (3) or more times, he shall be paid at straight-time rates for all time worked off watch in one-half (1/2) hour increments. An employee shall not, however, be entitled to such overtime pay unless the Captain approves the work off-watch as set forth above. Except as provided in the next paragraph the Employer shall not alter an employee's work day to avoid the payment of overtime in accord with this section.

     The normal hours of work for the engineer shall be either 12 consecutive hours per day or 12 hours broken into two six-hour shifts. Once an engineer's work schedule has been established it shall not be changed for that tour of duty except for the purpose of synchronizing the engineer's schedule with that of outside personnel aboard the tug for the purpose of facilitating repairs or fueling. On any day that the engineer is required to work overtime for any reason, then, notwithstanding the first paragraph of Section 42, his overtime pay shall commence after twelve hours on watch.


     For coastwise towing, excerpt towing of oil barges and Blue Circle Cement barges.

     The overtime provisions applicable to New York Port area work shall apply with the following exceptions:

     1. overtime shall be paid only for work in excess of fifteen (15) hours in any calendar day (midnight to midnight), at straight-time rates in one-half (1/2) hour increments.

     2.   The Captain shall not be entitled to overtime.  The Engineer
          shall     be entitled to overtime if there is no Assistant
          Engineer on board;  he shall not be
          entitled to overtime if there is an assistant Engineer on board.


          Section 43.      Company Travel Time

          Change "8 hours pay" to "one day's pay."


          Section 44.      Mud and Garbage Scale

          Delete.

          Section 45.     Bareboat Chartering

          Delete all language after first sentence.


          Section 46.      Service Letters

          Continue unchanged.


          Section 47.      Carfare to Discharged Employees

          Continue unchanged.

          Section 48.      Transfer - Notice to Union

          Continue unchanged.


          Section 49.      Committee on Safety, Training and Licensing

          Modify to provide for the establishment of a Committee comprised of two representatives of the Employer and two representatives of the Employees, which shall make non-binding recommendations that are not subject to the grievance and arbitration machinery. Delete reference that Employer representatives must be "high level."

          Section 50.     Payment of Medical Costs for Service Disability

          Delete.

     ARTICLE II.  ADJUSTMENTS AND ARBITRATION OF DISPUTES

          Section 1.       Informal Settlement

          Continue unchanged except add a provision requiring that the Employer and Union shall meet within 72 hours of the time the Employer is notified of the filing of the grievance in an attempt to resolve the dispute or grievance. The grievance is not waived if the parties are unable to meet within this 72 hours.

          Section 2.       Ouick Settlement Committee

          Add a new provision with respect to selection, assignment and discipline of tug captains, as follows:

          (1) If the Union disputes management's selection of captains for openings within the Employer's fleet or the assignment of captains within the fleet, or the demotion of a captain to mate, then it shall be entitled to discuss the matter with a high-level representative of management, but shall not be entitled to grieve or arbitrate management's decision.


          (2) If a captain is discharged, suspended, or otherwise disciplined, except for demotion to mate, the Union shall be entitled to grieve and arbitrate management's action, and the usual "just cause" standard shall apply.

          (3) In the case of demotion of a captain to mate, if a captain's vacancy arises more than six months after the demotion, the Company will in good faith consider reinstating the demotee to the position of captain.

          Section 3.       Arbitration

          Delete references to Quick Settlement Committee and change the last sentence of paragraph (a) to "within thirty (30) days of the date the Parties agree not to settle the grievance or the grievance is waived."

                                  ARTICLE III

          The Employer may operate up to three day boats per day with a three-man crew (captain, engineer, and deck hand), not to exceed twelve
(12) hours per day. Crew members on a day boat shall be paid on an hourly basis; the hourly rate for each classification shall be determined by dividing the daily Harbor rate for that classification by twelve. The minimum pay per calendar day on a day boat shall be twelve (12) hours of pay. Employees will be paid the straight time hourly rate for all time worked in excess of twelve (12) hours.

                                  ARTICLE IV

          Change title of this Article to "WAGES, MANNING AND WORKING CONDITIONS." Delete entire Article and substitute the following:

          Section 1.

               a.   Daily Wages for Twenty-Four Hour Boats

               The daily wage rate for New York Port area work and for coastwise towing of oil barges and Blue Circle Cement barge shall be as follows:



     Rank                        Year 1           Year 2       Year

     Captain - N.Y. Port Area    $270             +5%          +4%

     Captain - Coastwise Oil
     and Blue Circle Cement      275              +5%          +4%

     Licensed Mate               235              +5%          +4%

     Asst. Engineer              185              +5%          +4%

     Engineer                    235              +5%          +4%

     Deckhand - A/B              145              +5%          +4%

              - O/S              140              +5%          +4%

                 Year 1 rates shall be effective the first payroll period after ratification of this agreement. Year 2 shall be effective one year later. Year 3 rates shall be effective two years later.

                 b. The daily wage rate for coastwise towing, except for towing of oil barges and Blue Circle Cement barges and the coal run to the Bridgeport, Connecticut area, shall be as follows:

          Rank                      Year 1     Year 2     Year

          Captain                   $265       +5%        +4%

          Mate                      220        +5%        +4%

          Second Mate               190        +5%        +4%

          Chief Engineer            220        +5%        +4%

          Asst. Engineer            180        +5%        +4%

          Deckhand - A/B            125        +5%        +4%

                    - O/S           110        +5%        +4%

          Utility                   135        +5%        +4%

                 C. The daily wage rate for the tug towing a coal barge on the run to the Bridgeport, Connecticut area shall be as follows:

          Rank                      Year 1     Year 2     Year

Captain                             $270       +5%.       +4%

Mate                                227.50     +5%        +4%

Second Mate                         190        +5%.       +4%

Engineer  227.50                    +5%        +4%

Asst. Engineer                      182.50     +5%        +4-%

Deckhand - A/D                      135        +5%        +4%

          - O/S                     125        +5%        +4%


                 d. New deckhands, i.e., those that have not previously been employed by Moran, shall be paid at the following wage rate for their first seventy-five (75) working days.

                    New York Port area work and coastwise oil and Blue Circle Cement towing

                                    A/B           $120

                                    O/S            110


                    Coastwise towing, except for towing oil
                    barges and Blue Circle Cement barges

                                    A/B           $110

                                    O/S            110

                    Section 2.       Manning

                    a. Except as provided in this Section 2 (c) below, manning on each automated tugboat shall consist of 1 captain, 1 mate, 1 engineer, and 2 deckhands. Docking pilots, unless they function as captain or mate, will not be considered part of the crew for purposes of satisfying manning requirements.

                    b. Manning on each non-automated tugboat shall consist of 1 captain, 1 mate, a chief engineer, 1 assistant engineer and 2 deckhands.

                    c. Two (2) tugs when engaged solely in work in New York Harbor, may be manned with four persons--a Captain and three crew members as specified in subsection below. The New York Harbor means, for purposes of this Section 2-c and of Article XII, the geographic area from Execution Rock on the east to Albany (below the Locks) on the North to the line between Sandy Hook and Rockaway Point on the South.

If the Company chooses to take advantage of this provision, it will name the tugs at least one complete tour in advance. Once a year, the Company may substitute different tugboats to be operated with a Captain and three crew members as specified in subsection

(i) below under the same restrictions provided herein. If during the course of a year, the Company requests a replacement of one of the four person tugboats due to the retirement, sale, mothballing or major repair of a tugboat, the Union will grant such a request.

                    For each tugboat operated with a Captain and three crew members, the following will apply:

                         (i)    Wages for the crew will be increased as
follows:

captain by $25 per day; engineer/deck hand by $25 per day; deck hand and mate by $15 per day each. This increase in wages shall be fixed for the term of this Agreement and will not be increased from year to year.

                         (ii)   Where a tugboat begins a tour with a five
person crew (a Captain and four crew members), that tugboat will remain as a five person tugboat for the remainder of the calendar week.

                         (iii)  Where a tugboat begins a tour with a four
person crew (a Captain and three crew members as specified in subsection
(i)), that tugboat may increase crew size to a five person crew (a Captain and four crew members). The pay rates will be adjusted to the contractual rate for a five person crew (a Captain and four crew members) and the tugboat will remain with a five person crew (a Captain and four crew members) for the duration of the calendar week.

                         (iv)    Where the fifth crew member is required
to travel to or from the tugboat, his travel expenses will be paid if not otherwise reimbursed pursuant to another provision of the agreement.


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



                    Section 3.      Specific Working Conditions

                    a.   Grub Money

                         Grub money shall be paid at the following rates
to all tugboat and launch crew members:

                                Year 1   -                $ 9.00 per day
                                Year 2   -                9.50 per day
                                Year 3   -                10.00 per day

                    b.   Twenty-Four Hour Operation

                         Tugboats in this group to be operated 24 hours
per day.

                    c.   Split Time

                         The Employer shall pay not less than one full
day's pay to any Employee, that is, there shall be no split time. Except on crew change day, an Employee shall receive a full day's pay if he works (including being aboard the vessel off watch) for any portion of a calendar day, that is, from midnight to midnight. On crew change day, the Employee boarding the vessel shall receive a full day's pay; the Employee leaving the vessel will not be paid for that day.

                    d.   Designated Place to Tie Up

                                The Employer may have up to 3 tie-up
locations in New York Harbor which shall be interchangeable for the Employer's equipment. The Employer may change the location of its tie-up




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


points upon notice to the Union. The Employer may add additional tie-up locations, in excess of three, with the Union's consent.

                    e.   Carfare

                         Whenever, if it is legally possible, a crew
member is given time off, with the permission of the Master, the Employer will, not more frequently than once in thirty (30) days, upon presentation of proper travel vouchers, reimburse the Employee given time off for his necessary expense in getting to and from the railroad, airline, or bus terminal, and for the railroad, airline or bus fare (provided that the means employed in getting to or from the terminal is the most economical from the place where he leaves his vessel) to the base point designated by Employer for the vessel (that is, the place at which the vessel is normally crewed) and from the vessel's base point to the place where he rejoins his vessel.

                    No later than the second pay period after presentation of proper travel vouchers, the Employee will be reimbursed for one (1) round trip per cycle. Carfare must be paid either from the vessel to the home port or, if the Employee travels from the vessel to another city, to that city, whichever is less, or vice versa. No claim for such travel reimbursement shall be made, however, unless the Employee has spent at least two dollars ($2.00) in connection with the round trip.

                    f.   Crew Change Time

                         The Company may alter scheduled crew change times
upon notification to Employees.  Upon failure to notify, the crew


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


change must occur within 24 hours of scheduled change after which the crew member will be deemed to be working.

                    g.   Work Schedule

                         Employees shall be entitled to work equal time on
and equal time off. The normal tour of duty shall be between one week and three weeks. A voyage may be extended to avoid crew changes at locations that are not scheduled ports of call on that voyage.


                 ARTICLE V. TOWING OF UNMANNED AGGREGATE SCOWS

                    Except as provided herein, should the Employer intend to engage in the business of towing aggregate scows within the geographic area of this Agreement, it will apply the wage and manning provisions of the Great Lakes Towing and Transportation Co. - Local 333 Agreement.

                    However, the Company may tow aggregate scows for not more than 10 hours using the manning and wage provisions of Article IV provided it is towing said aggregate scows for a Company that is regularly engaged in such work and which has a signed agreement with Local 333. Should the tow last longer than 10 hours, the Company will apply the Great Lakes Towing and Transportation Co. scale for all hours worked.

Any additional manning required under the Great Lakes Contract shall be operative after the 10-hour period. If delays are incurred in adding such men, then said man's daily wage shall be divided among the remaining crew until said man is added. The Company may not use multiple tugs on a job to avoid



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


the 10-hour limitation.



                     ARTICLE VI.  MANNING REOUIREMENTS FOR
                       TUGS TOWING UNMANNED TANK BARGES

          Delete Article.


                                  ARTICLE VII

          Delete and replace with the following:

          The Employer and Union agree to establish a procedure, if necessary, to resolve any dispute which should arise as to whether an Employer tug is considered "automated" within the industry. If no procedure is agreed to, the dispute shall be submitted to an AAA-designated Arbitrator. If it is determined that the tugboat is not automated, manning will require an assistant engineer under this agreement.

                                 ARTICLE VIII

          Delete. The Employer does not now intend to operate self-propelled lighters. If the Employer runs self-propelled lighters, it will recognize the Union as the representative of the non-supervisory crew members and it will negotiate with the Union concerning the applicable terms and conditions.


                        ARTICLE IX.  TRANSFER PROVISION

          Delete and substitute the following provisions:

          1.   A subsidiary or affiliated company, including the





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


mid-Atlantic affiliate, will not perform Current Employer Work unless no suitable Employer vessel is available for the work. A vessel covered by this agreement will not be transferred to a subsidiary or affiliated company or division for the purpose of performing Current Employer Work.

          2.   Current Employer Work means work done by the Employer as of

January 1991 or thereafter acquired by the Employer. Work that the Employer has not done (or in the future ceases to do) for at least two years will no longer be considered Current Employer Work.


                    ARTICLE X. LIST OF OWNERS AND OPERATORS

               Delete.


                     ARTICLE XI.  ADDITIONAL OWNER PARTIES

               Delete.


                                  ARTICLE XII

               One mid-Atlantic-based tug operated by a Moran affiliated company may perform work in New York Harbor under the following circumstances: (1) the mid-Atlantic boat is in New York Harbor by virtue of an in-and-out voyage towing a barge; (2) all the Employer's tugs are working, are laid up for repairs or are not suitable for the work (i.e., such matters as size and/or horsepower), but the Employer is not required to break out a tug unless there is 12 hours scheduled work for the tug and unless this scheduled work is known the day before; and (3) the mid-Atlantic boat may perform work in New York Harbor for no longer than ten (10) hours commencing with the time that the barge it towed into the Harbor starts transferring cargo. The Company shall designate the tug to which this Article will apply, and if that tug is unavailable for this purpose, the Company may use another tug no more than five times a contract year.


                                 ARTICLE XIII

               If the Union enters into a collective bargaining agreement with another employer with lower wage rates (based on the daily wage for the vessel with comparable manning), then Moran shall be entitled to the same wage scale for the same operations, except that this provision shall not apply to the first year of the initial contract between the Union and a newly-organized company with no more than three boats.


          ARTICLE XIV.     EFFECTIVE DATE OF AGREEMENT AND TERMINATION

               Modify to provide for effective date of 12:01 a.m., September 26, 1995, and termination date of September 25, 1998.


Moran Towing & Transportation            Local 333, United Marine
Co., Inc.                                Division, ILA, AFL-CIO



By:                                      By:









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